                                                --------------------------------
                                                           OMB APPROVAL
                                                --------------------------------
                                                OMB Number:           3235-0145
               UNITED STATES
      SECURITIES AND EXCHANGE COMMISSION        Estimated average burden
           Washington, D.C. 20549               hours per response.....14.90
                                                --------------------------------



                                 SCHEDULE 13D

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                         (AMENDMENT NO. ____________)*

                               Access Solutions
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   004317103
                          --------------------------
                                (CUSIP Number)
 Frederic J. Marx, Esquire
 c/o Hemenway & Barnes
 60 State St.
 Boston, Ma 02109                   Tel. (617) 227-7940
--------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices
                              and Communications)

                               February 2, 1999
                     ------------------------------------
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [_].

Check the following box if a fee is being paid with the statement [_]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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                                 SCHEDULE 13D
-----------------------                                  ---------------------
                                                         Page two of ___ Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      J. Michael Costello
      SS# ###-##-####

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                                  (a) [_]
                                                                    (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      PF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                             [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States of America
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          757,212 shares common stock
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      $ 7,572.12

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
        19.3%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      I.A & I.N.
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
                                 ------------

Item 1.   Security and Issuer.
------    -------------------

          Common Stock, Access Solutions, 650 Tenrod Road, No. Kingstown, Rhode Island 02852

Item 2.   Identity and Background.
------    -----------------------

          a.   J. Michael Costello, CFA
          b. c/o Baldwin Brothers, Inc., 3 Barnabas Road, Marion, Massachusetts 02738
          c. Investment adviser and partner at Baldwin Brothers, Inc., 3 Barnabas Road, Marion, Massachusetts 02738
          d.   No such conviction
          e.   Not a party to any such conviction
          f.   United States

Item 3.   Source of and Amount of Funds or other consideration.
------    ----------------------------------------------------

          Personal funds. $7,572.12

Item 4.   Purpose of Transaction.
------    ----------------------

          Purpose of transaction was for investment. There are no plans or proposals as described in (a)-(j) of the instructions to Item 4.

Item 5.   Interest in Securities of the Issuer.
------    ------------------------------------

          a.   See items 11 and 13 of the cover page
          b. (1) J. Michael Costello has voting and dispositive power over 757,212 shares of common stock
          c.   None
          d.   None
          e.   Not applicable

Item 6.   Contracts, Arrangements, etc.
------    ----------------------------

          There are no such contracts, arrangements, understandings or relationships.

Item 7.   Materials to be filed as Exhibits.
------    ---------------------------------

          There are no relevant materials to be filed herewith.

Signature.
---------

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                       /s/ J. Michael Costello
                                                       -------------------------
                                                       J. Michael Costello


February    , 1999